Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D (as may be amended from time to time, the “Schedule 13D”) with respect to the Class A Common Stock of Pivotal Investment Corporation III beneficially owned by the undersigned is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Pivotal Investment Holdings III LLC

Dated: January 10, 2023	By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Managing Member of Managing Member Ironbound Partners Fund, LLC

Ironbound Partners Fund, LLC

Dated: January 10, 2023	By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Managing Member

Pivotal Spac Funding III LLC

Dated: January 10, 2023	By:	/s/ Kevin Griffin
	Name:	Kevin Griffin
	Title:	Chief Executive Officer of Managing Member MGG Investment Group, LP

MGG Investment Group, LP

Dated: January 10, 2023	By:	/s/ Kevin Griffin
	Name:	Kevin Griffin
	Title:	Chief Executive Officer

Dated: January 10, 2023	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky

Dated: January 10, 2023	/s/ Kevin Griffin
Kevin Griffin